     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3 , 1997
                                                     REGISTRATION NO. 333-

-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                           THE TIMES MIRROR COMPANY
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     DELAWARE                                         95-4481525
         (STATE OR OTHER JURISDICTION OF                           (I.R.S. EMPLOYER
          INCORPORATION OR ORGANIZATION)                        IDENTIFICATION NUMBER)
               TIMES MIRROR SQUARE
             LOS ANGELES, CALIFORNIA                                    90053
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES OF REG-
                     ISTRANT)                                         (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER INCLUDING AREA CODE: (213) 237-3700

                                ---------------

                              E. THOMAS UNTERMAN
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                           THE TIMES MIRROR COMPANY
                              TIMES MIRROR SQUARE
                         LOS ANGELES, CALIFORNIA 90053
                                (213) 237-3700
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                       OF AGENT FOR SERVICE OF PROCESS)

                                   COPY TO:

                         KATHLEEN G. MCGUINNESS, ESQ.
                 VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                           THE TIMES MIRROR COMPANY
                              TIMES MIRROR SQUARE
                         LOS ANGELES, CALIFORNIA 90053
                                (213) 237-3700

                                ---------------

  Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement from the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                           (The Facing Page is continued on the following page)

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

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
 TITLE OF EACH CLASS OF                      PROPOSED MAXIMUM   PROPOSED MAXIMUM
    SECURITIES TO BE         AMOUNT TO BE     OFFERING PRICE        AGGREGATE          AMOUNT OF
       REGISTERED             REGISTERED        PER UNIT(1)     OFFERING PRICE(1)  REGISTRATION FEE
---------------------------------------------------------------------------------------------------
Liquid Yield Option(TM)
Notes  (LYONs(TM))......     $500,000,000           40%           $200,000,000          $60,607
---------------------------------------------------------------------------------------------------
Series A Common Stock,
par  value $1.00 per
share...................         (2)                --                 --               None(2)
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------

(TM) Trademark of Merrill Lynch & Co., Inc.

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(e) under the Securities Act, on the basis of the higher of the original issue price of $391.06 on April 15, 1997 or the average of the bid and asked price of $400 quoted on the PORTAL System on June 30, 1997, in each case for $1,000 aggregate principal amount at maturity of the LYONs(TM).

(2) Also being registered are such indeterminate number of shares of Series A Common Stock as shall be issuable upon conversion and/or redemption of the LYONs registered hereby, which are not subject to an additional registration fee pursuant to Rule 457(i) under the Securities Act.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JULY 3, 1997

P R O S P E C T U S

                            THE TIMES MIRROR COMPANY
                                  $500,000,000
                         LIQUID YIELD OPTION(TM) NOTES
                                    DUE 2017
                          (ZERO COUPON--SUBORDINATED)

                                  -----------

  This Prospectus relates to $500,000,000 aggregate principal amount at maturity of Liquid Yield Option(TM) Notes ("LYONs") of The Times Mirror Company, a Delaware corporation (the "Company" or "Times Mirror"), that may be offered and sold from time to time by the several holders thereof ("Selling Holders"). The LYONs were issued by the Company on April 15, 1997 and on April 28, 1997 pursuant to an Indenture of the same date between the Company and Citibank, N.A. (the "Trustee"), as trustee (the "Indenture"), at the issue price of $391.06 per $1,000 principal amount at maturity (the "Issue Price"), and there will be no periodic payments of interest. The LYONs will mature on April 15, 2017. The Issue Price of each LYON represents a yield to maturity of 4.75% per annum (computed on a semiannual bond equivalent basis) calculated from April 15, 1997. The LYONs are subordinated to all existing and future Senior Indebtedness (as defined herein) of the Company. As of March 31, 1997, there was approximately $579 million of Senior Indebtedness outstanding. See "Description of LYONs--Subordination of LYONs." The Company will not receive any proceeds from sales of the LYONs by the Selling Holders. The Company has agreed to bear certain expenses in connection with the registration of the LYONs being offered and sold by the Selling Holders.

  Each LYON is convertible at the option of the Holder thereof (the "Holder") at any time on or prior to maturity, unless previously redeemed or otherwise purchased, into Series A Common Stock, par value $1.00 per share, of the Company (the "Series A Common Stock") at a conversion rate of 5.828 shares per LYON (the "Conversion Rate") or cash equal to the market value of the shares of Series A Common Stock into which the LYONs are convertible. The Conversion Rate will not be adjusted for accrued Original Issue Discount, as defined herein, but is subject to adjustment upon the occurrence of certain events affecting any series of the common stock, par value $1.00 per share, of the Company (the "Common Stock"). Upon conversion, the Holder will not receive any cash payment representing accrued Original Issue Discount; such accrued Original Issue Discount will be deemed paid by the Series A Common Stock or cash received on conversion. See "Description of LYONs--Conversion Rights." The Series A Common Stock is traded on the New York Stock Exchange (the "NYSE") and the Pacific Stock Exchange under the symbol "TMC." On July 2, 1997, the last reported sale price of the Series A Common Stock on the NYSE was $57 15/16 per share.

  The LYONs will be purchased by the Company, at the option of the Holder, on April 15, 2002, April 15, 2007 and April 15, 2012 (each, a "Purchase Date") for a Purchase Price per LYON of $494.52, $625.35 and $790.79 (Issue Price plus accrued Original Issue Discount to each such date), respectively. The Company, at its option, may elect to pay the Purchase Price on any Purchase Date in cash or shares of Series A Common Stock or in any combination thereof. See "Description of LYONs--Purchase of LYONs at the Option of the Holder." In addition, as of 35 business days after the occurrence of any Change in Control (as defined herein) of the Company occurring on or prior to April 15, 2002, the LYONs will be purchased for cash by the Company, at the option of the Holder, for a Change in Control Purchase Price equal to the Issue Price plus accrued Original Issue Discount to the date set for such purchase. In certain circumstances the Company's ability to pay the Change in Control Purchase Price may be limited. See "Description of LYONs--Change in Control Permits Purchase of LYONs at the Option of the Holder."

  The LYONs are not redeemable by the Company prior to April 15, 2002. On or after that date, the LYONs are redeemable for cash at any time at the option of the Company, in whole or in part, at Redemption Prices equal to the Issue Price plus accrued Original Issue Discount to the date of redemption. See "Description of LYONs--Redemption of LYONs at the Option of the Company."

  From and after a Tax Event Date (as defined herein), at the option of the Company, interest in lieu of future Original Issue Discount shall accrue on each LYON from the Option Exercise Date (as defined herein) at 4.75% per annum on the Restated Principal Amount (as defined herein) and shall be payable semiannually on each Interest Payment Date (as defined herein) to holders of record at the close of business on each Regular Record Date (as defined herein) immediately preceding such Interest Payment Date. See "Description of LYONs-- Optional Conversion to Semiannual Coupon Note upon Tax Event."

  For a discussion of certain United States federal income tax consequences for Holders of LYONs, see "Certain Federal Income Tax Considerations."
                                               (Continued on the following page)

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES COMMISSION
    PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF   THIS  PROSPECTUS.  ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------


               THE DATE OF THIS PROSPECTUS IS              , 1997

(TM) Trademark of Merrill Lynch & Co., Inc.

(Continued from previous page)
  The LYONs may be offered for sale and sold by the Selling Holders from time to time in varying amounts at prices and on terms to be determined at the time of sale. To the extent required, the name(s) of the Selling Holder(s), the number of LYONs to be sold, the purchase price, the public offering price, if applicable, the name of any agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation thereto with respect to a particular offering will be set forth in a supplement or supplements to this Prospectus (each, a "Prospectus Supplement"). See "Plan of Distribution."

  Selling Holders and any broker-dealers or agents that participate with them in the distribution of any of the LYONs may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any discount or commission received by them and any profit on the resale of the LYONs purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY UNDERWRITER OR ANY OF THEIR RESPECTIVE AFFILIATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and at its regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Electronic filings made by the Company through the Commission's Electronic Data Gathering, Analysis and Retrieval System are publicly available through the Commission's world wide web site (http://www.sec.gov). Series A Common Stock of the Company is listed on the New York Stock Exchange (the "NYSE") and the Pacific Stock Exchange, and reports, proxy and information statements and other information concerning the Company can be inspected at such exchanges. On April 2, 1997, the Company redeemed all of its issued and outstanding Conversion Preferred Stock, Series B, par value $1.00 per share ("Series B Preferred Stock"), and the Company has requested that the Series B Preferred Stock be delisted from the NYSE.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents heretofore filed by the Company with the Commission (File No. 1-13492) pursuant to the Exchange Act are incorporated by reference and shall be deemed a part hereof:

    (a) Times Mirror's Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 10-K");

    (b) Times Mirror's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

    (c) Times Mirror's Current Report on Form 8-K dated April 17, 1997; and

    (d) The descriptions of the Company's Series A Common Stock set forth under the caption "Description of Registrant's Securities to be Registered" in Times Mirror's Registration Statements on Form 8-A dated November 21, 1994 and December 22, 1994, respectively, together with any amendment or report filed with the Commission for the purpose of updating such descriptions.

  All other reports filed by Times Mirror pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities hereby are incorporated herein by reference and shall be deemed a part hereof when filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus or the Registration Statement of which it is a part to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the Registration Statement of which it is a part. Subject to the foregoing, all information appearing in this Prospectus or the Registration Statement of which it is a part is qualified in its entirety by the information appearing in the documents incorporated by reference.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WITH RESPECT TO THE COMPANY THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO CORPORATE SECRETARY, THE TIMES MIRROR COMPANY, TIMES MIRROR SQUARE, LOS ANGELES, CALIFORNIA 90053, TELEPHONE (213) 237-3700.

                                  THE COMPANY

  Times Mirror is engaged principally in the newspaper publishing, professional information and magazine publishing businesses. Times Mirror publishes the Los Angeles Times, Newsday, The Baltimore Sun, The Hartford Courant, The Morning Call, The (Stamford) Advocate, Greenwich Time and several smaller newspapers. Through its subsidiaries, the Company also provides professional information to the legal, aviation and health science and consumer health markets, publishes books, journals and magazines and also provides training information and services. Times Mirror was incorporated in the State of Delaware in June 1994 for the purpose of owning and operating these businesses after a reorganization of Times Mirror's predecessor which was completed in February 1995. Times Mirror's predecessor was incorporated in 1884 in the State of California and was reincorporated in the State of Delaware in 1986. All references herein to the Company and Times Mirror shall include Times Mirror's predecessor, Times Mirror's subsidiaries and Times Mirror, collectively, unless the context suggests otherwise.

  Times Mirror's principal executive offices are located at Times Mirror Square, Los Angeles, California 90053 and its telephone number is (213) 237-3700.

                                USE OF PROCEEDS

  The Company will receive no proceeds from any sales of LYONs or shares of Series A Common Stock made from time to time hereunder. The Company has agreed to bear certain expenses in connection with the registration of the LYONs being offered and sold by the Selling Holders.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratio of earnings to fixed charges for the Company for the periods indicated.

                                   YEAR ENDED DECEMBER 31,
                                   ------------------------- THREE MONTHS ENDED
                                   1992 1993 1994 1995  1996   MARCH 31, 1997
                                   ---- ---- ---- ----  ---- ------------------
     Ratio of earnings to fixed
     charges......................  (a) 2.0x 3.8x  (b)  9.6x        6.7x

--------
(a) Earnings were approximately $7 million lower than the amount needed to cover fixed charges in this year, as earnings in 1992 were impacted by over $200 million in restructuring charges.
(b) Earnings were approximately $451 million lower than the amount needed to cover fixed charges in this year, as earnings in 1995 were impacted by approximately $768 million in restructuring charges.

  The ratio of earnings to fixed charges was computed by dividing earnings (income from continuing operations before income taxes, adjusted for fixed charges (net of capitalized interest), equity income or loss from unconsolidated affiliates and amortization of capitalized interest) by fixed charges for the periods indicated. Fixed charges include interest incurred on long-term and other debt, capitalized interest, the interest factor deemed to be included in rental expense, and certain amortization of debt issuance costs.

           PRICE RANGE OF SERIES A COMMON STOCK AND DIVIDEND POLICY

  The Company's Series A Common Stock is traded principally on the NYSE and is also listed on the Pacific Stock Exchange. The ranges for the closing prices of the Company's Series A Common Stock and the quarterly cash dividend declared and paid on all Common Stock in 1995, 1996 and 1997 are listed below.

                                                 SERIES A
                                               COMMON STOCK
                                                   PRICE       CASH DIVIDEND
                                             ----------------- --------------
                                               HIGH      LOW   DECLARED  PAID
                                             --------- ------- --------  ----
1995
  First Quarter(1).......................... $33 1/2   $17 1/4   $.06    $.27(2)
  Second Quarter............................  24 3/4    17 5/8    .06     .06
  Third Quarter.............................  32 5/8    23 1/4    .06     .06
  Fourth Quarter............................  35 1/4    28        .06     .06
1996
  First Quarter............................. $40 1/8   $30 5/8   $.10    $.06
  Second Quarter............................  46        36 3/4    .10     .10
  Third Quarter.............................  45 1/4    39 1/2      -(3)  .10
  Fourth Quarter............................  56        43 1/2    .10     .10
1997
  First Quarter............................. $59       $46 1/2   $.10    $.10
  Second Quarter............................  58 7/8    52 7/8    .15     .15
  Third Quarter (through July 2, 1997)......  57 15/16  56 5/8      -       -

--------
(1) On February 1, 1995, the Times Mirror common shareholders received distributions having a value at that date of $10.45 per Times Mirror common share. The trading prices indicated for the first month of 1995 have not been adjusted to reflect these distributions.
(2) Reflects the higher dividend policy of the Board of Directors in effect prior to February 1, 1995.
(3) During 1996, the Company began declaring and paying Common Stock dividends in the same quarter; previously, dividends were declared in the quarter prior to payment. As a result, in the third quarter of 1996, no dividends were declared in order to change to the new procedure.

  On October 10, 1994 as part of the settlement of certain shareholders' litigation, the Company agreed to pay an annual dividend to Series A and Series C common stockholders of no less than 24 cents per share, beginning in June 1995 and continuing for a period of three years, subject to the fiduciary duties of its Board of Directors. Thereafter, the payment of dividends on Common Stock will depend on future earnings, capital requirements, financial condition and other factors.

  The amounts and dates of quarterly dividends as may be declared by the Company will necessarily be dependent upon the Company's future earnings, its financial requirements, applicable laws and governmental regulations, capital requirements and other factors that the Board of Directors of the Company deems relevant. The Board of Directors regularly reviews the Company's dividend policy.

                             DESCRIPTION OF LYONS

  The LYONs were issued under the Indenture. A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part and is also available for inspection during normal business hours at the corporate trust office of the Trustee. The following summaries of certain provisions of the LYONs and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the LYONs and the Indenture, including the definitions therein of certain terms which are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indenture (or of the form of LYON which is a part thereof) are referred to, such provisions or defined terms are incorporated herein by reference.

GENERAL

  The LYONs are unsecured, subordinated obligations of the Company limited to $500,000,000 aggregate Principal Amount at Maturity and will mature on April 15, 2017. The Principal Amount at Maturity of each LYON is $l,000 (except as may be adjusted upon conversion of the LYONs to semiannual coupon notes following a Tax Event) and will be payable at the office of the Paying Agent, which initially will be the Trustee, or an office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York.

  The LYONs were originally issued at a substantial discount from their Principal Amount at Maturity. See "Certain Federal Income Tax Considerations-- Original Issue Discount." Except as discussed below under "--Optional Conversion to Semiannual Coupon Note upon Tax Event," there will be no periodic payments of interest. The calculation of the accrual of Original Issue Discount (the difference between the Issue Price and the Principal Amount at Maturity of a LYON) in the period during which a LYON remains outstanding will be on a semiannual bond equivalent basis using a 360-day year composed of twelve 30-day months; such accrual will commence on the issue date of the LYONs. In the event of the maturity, conversion, purchase by the Company at the option of a Holder or redemption of a LYON, Original Issue Discount and interest, if any, will cease to accrue on such LYON, under the terms and subject to the conditions of the Indenture. The Company may not reissue a LYON that has matured or been converted, purchased by the Company at the option of a Holder, redeemed or otherwise cancelled (except for registration of transfer, exchange or replacement thereof).

  Because certain of the operations of the Company are conducted through subsidiaries, the Company's cash flow and consequent ability to meet its debt obligations are dependent in part upon the earnings of its subsidiaries and on dividends and other payments therefrom. Since the LYONs are solely an obligation of the Company, the Company's subsidiaries are not obligated or required to pay any amounts due pursuant to the LYONs or to make funds available therefor in the form of dividends or advances to the Company. Holders of the LYONs will not have a claim on the assets of these subsidiaries.

FORM, DENOMINATION AND REGISTRATION

  Except as hereinafter described, the LYONs were issued in fully registered book-entry form, in minimum denominations of $250,000 and multiples of $1,000 in excess thereof, represented by one or more global LYONs without coupons (each, a "Global LYON") deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company ("DTC") in New York, New York. Beneficial interests in any such Global LYON will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and any such interest may not be exchanged for LYONs in certificated form except in the limited circumstances described herein. The LYONs offered hereby may be transferred in minimum denominations of $1,000 and multiples thereof.

  No service charge will be made for any registration of transfer or exchange of LYONs, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

  Ownership of beneficial interests in a Global LYON will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global LYONs will be shown on, and the transfer of that ownership will be effected through, records maintained by DTC (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

  So long as DTC, or its nominee, is the registered owner or Holder of a Global LYON, DTC or such nominee, as the case may be, will be considered the sole owner or Holder of the LYONs represented by such Global LYON for all purposes under the Indenture and the LYONs. No beneficial owner of an interest in a Global LYON will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture referred to herein and, if applicable, those of Euroclear and Cedel). If DTC or any successor depository notifies the Company that it is unwilling or unable to continue as depository for a Global LYON or ceases to be a "Clearing Agency" registered or in good standing under the Exchange Act or other applicable statute or regulation and a successor depository is not appointed by the Company within 90 days, or an Event of Default has occurred and is continuing, owners of beneficial interests in such Global LYON will receive physical delivery of LYONs in certificated form and will be considered to be the owners or Holders of such LYONs under the Indenture or the LYONs.

  Payments on Global LYONs will be made to DTC or its nominee, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global LYONs or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that DTC or its nominee, upon receipt of any payment in respect of a Global LYON held by it or its nominee, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global LYON as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global LYON held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments, however, will be the responsibility of such participants.

  Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in same-day funds. The laws of some states, however, require that certain persons take physical delivery of securities in definitive form. Transfers between participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

  Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Cedel participants, on the other, will be effected by DTC in accordance with DTC rules on behalf of Euroclear or Cedel, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the Regulation S Global LYONs in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlements applicable to DTC. Cedel participants and Euroclear participants may not deliver instructions directly to the depositories for Cedel or Euroclear.

  Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global LYON from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the DTC settlement date and such credit of any transactions in interests in a Global LYON settled during such processing day will be reported to the relevant Euroclear or Cedel participant on such day. Cash received in Euroclear or Cedel as a result of sales of interests in a Global LYON by or through a Euroclear or Cedel participant to a DTC participant will be received for value on the DTC settlement date but will be available in the relevant Euroclear or Cedel cash account only as of the business day following settlement in DTC.

  DTC will take any action permitted to be taken by a Holder of LYONs (including the presentation of LYONs for exchange as described below) only at the direction of one or more participants to whose account interests in the Global LYONs are credited and only in respect of such portion of the aggregate principal amount of the LYONs as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the LYONs, DTC will exchange the Global LYONs for LYONs in certificated form, which it will distribute to its participants.

  In case any such LYON shall become mutilated, defaced, destroyed, lost or stolen, the Company will execute and upon the Company's request the Trustee will authenticate and deliver a new LYON, of like tenor (including the same date of issuance) and equal Principal Amount at Maturity, registered in the same manner, dated the date of its authentication in exchange and substitution for such LYON (upon surrender and cancellation thereof) or in lieu of and substitution for such LYON. In case such LYON is destroyed, lost or stolen, the applicant for a substituted LYON shall furnish to the Company and the Trustee such security or indemnity as may be required by them to hold each of them harmless, and, in every case of destruction, loss or theft of such LYON, the applicant shall also furnish to the Company satisfactory evidence of the destruction, loss or theft of such LYON and of the ownership thereof. Upon the issuance of any substituted LYON, the Company may require the payment by the registered Holder thereof of a sum sufficient to cover fees and expenses connected therewith.

SUBORDINATION OF LYONS

  Indebtedness evidenced by the LYONs is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all existing and future Senior Indebtedness (as defined below). No payment of the Principal Amount at Maturity, Issue Price, accrued Original Issue Discount, Redemption Price, Change in Control Purchase Price or interest, if any, with respect to any LYONs may be made by the Company, nor may the Company pay cash with respect to the Purchase Price of any LYON (other than for fractional shares) or acquire any LYONs for cash or property except as set forth in the Indenture if (i) any payment default on any Senior Indebtedness has occurred and is continuing beyond any applicable grace period or (ii) any default (other than a payment default) with respect to Senior Indebtedness occurs and is continuing that permits the acceleration of the maturity thereof and such default is either the subject of judicial proceedings or the Company receives a written notice of such default (a "Senior Indebtedness Default Notice"). Notwithstanding the foregoing, payments with respect to the LYONs may resume and the Company may acquire LYONs for cash when (a) the default with respect to the Senior Indebtedness is cured or waived or (b) in the case of a default described in (ii) above, 179 or more days pass after notice of the default is received by the Company, provided that the terms of the Indenture otherwise permit the payment or acquisition of the LYONs at that time. If the Company receives a Senior Indebtedness Default Notice, then a similar notice received within nine months thereafter relating to the same default on the same issue of Senior Indebtedness shall not be effective to prevent the payment or acquisition of the LYONs as provided above. In addition, no payment may be made on the LYONs if any LYONs are declared due and payable prior to their Stated Maturity by reason of the occurrence of an Event of Default (as defined below) until the earlier of (i) 120 days after the date of such acceleration or (ii) the payment in full of all Senior Indebtedness, but only if such payment is then otherwise permitted under the terms of the Indenture. Upon any payment or distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization of the Company, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings, the holders of all Senior Indebtedness shall first be entitled to receive payment in full of all amounts due or to become due thereon, or payment of such amounts shall have been provided for, before the holders of the LYONs shall be entitled to receive any payment or distribution with respect to any LYONs.

  By reason of the subordination described herein, in the event of insolvency, upon any distribution of the assets of the Company, (i) the Holders of the LYONs are required to pay over their share of such distribution to the trustee in bankruptcy, receiver or other person distributing the assets of the Company for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all holders of Senior Indebtedness in full and
(ii) unsecured creditors of the Company who are not Holders of LYONs or holders of Senior Indebtedness of the Company may recover less, ratably, than holders of Senior Indebtedness of the Company and may recover more, ratably, than the Holders of LYONs.

  The term "Senior Indebtedness" of the Company means, without duplication, the principal, premium (if any) and accrued unpaid interest on all present and future (i) indebtedness of the Company for borrowed money, (ii) obligations of the Company evidenced by bonds, debentures, notes or similar instruments,
(iii) indebtedness incurred, assumed or guaranteed by the Company in connection with the acquisition by it or a subsidiary of any business, properties or assets (except purchase-money indebtedness classified as accounts payable under generally accepted accounting principles), (iv) obligations of the Company as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, (v) reimbursement obligations of the Company in respect of letters of credit relating to indebtedness or other obligations of the Company that qualify as indebtedness or obligations of the kind referred to in clauses (i) through (iv) above, and (vi) obligations of the Company under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) above, in each case unless the instrument creating or evidencing the indebtedness or obligation or pursuant to which the same is outstanding provides that such indebtedness or obligation is not superior in right of payment to the LYONs.

  As of March 31, 1997, there was approximately $579 million of Senior Indebtedness outstanding. There is no restriction under the Indenture on the creation of additional indebtedness, including Senior Indebtedness (or any other indebtedness).

  The LYONs are effectively subordinated to all existing and future liabilities of the Company's subsidiaries. Any right of the Company to participate in any distribution of the assets of any of the Company's subsidiaries upon the liquidation, reorganization or insolvency of such subsidiary (and the consequent right of the Holders of the LYONs to participate in those assets) will be subject to the claims of the creditors (including trade creditors) of such subsidiary, except to the extent that the Company itself is a creditor of such subsidiary and is recognized as such, in which case the claims of the Company would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company. As of March 31, 1997, the Company's subsidiaries had approximately $753 million of liabilities, including trade payables and capitalized lease obligations.

CONVERSION RIGHTS

  Each LYON is convertible at the option of the Holder at any time before the close of business on April 15, 2017, provided, however, that if a LYON is called for redemption, the Holder may convert it at any time before the close of business on the Redemption Date. On conversion of a LYON, the Company may elect to deliver shares of Series A Common Stock or an amount of cash determined as described below. A LYON in respect of which a Holder has delivered a Purchase Notice or a Change in Control Purchase Notice, as defined herein, exercising the option of such Holder to require the Company to purchase such LYON may be converted only if such notice is withdrawn by a written notice of withdrawal delivered by the Holder to the Paying Agent prior to the close of business on the Purchase Date or the Change in Control Purchase Date, as the case may be, in accordance with the terms of the Indenture. See "--Purchase of LYONs at the Option of the Holder."

  The initial Conversion Rate for the LYONs is 5.828 shares of Series A Common Stock per $1,000 Principal Amount at Maturity, subject to adjustment upon the occurrence of certain events described below. See "Price Range of Series A Common Stock and Dividend Policy." A Holder otherwise entitled to a fractional share of Series A Common Stock will receive cash equal to the market value of such fractional share based on the closing Sale Price (as defined under "-- Purchase of LYONs at the Option of the Holder") on the Trading Day (as defined under "--Purchase of LYONs at the Option of the Holder") immediately preceding the Conversion Date. A Holder may convert a portion of such Holder's LYONs so long as such portion is $1,000 Principal Amount at Maturity or an integral multiple thereof.

  To convert a LYON, a Holder must (i) complete and manually sign the conversion notice on the back of the LYON (or complete and manually sign a facsimile thereof) and deliver such notice to the Conversion Agent (initially the Trustee) at the office maintained by the Conversion Agent for such purpose, (ii) surrender the LYON to the Conversion Agent, (iii) if required, furnish appropriate endorsements and transfer documents, and (iv) if required, pay all transfer or similar taxes. Pursuant to the Indenture, the date on which all of the foregoing requirements have been satisfied is the Conversion Date.

  Upon conversion of a LYON, a Holder will not receive any cash payment representing accrued Original Issue Discount. The Company's delivery to the Holder of the fixed number of shares of Series A Common Stock (or cash in the applicable amount as described below) into which the LYON is convertible (together with the cash payment in lieu of any fractional shares) will satisfy the Company's obligation to pay the Principal Amount at Maturity of the LYON, including the accrued Original Issue Discount attributable to the period from the Issue Date to the Conversion Date. Thus, the accrued Original Issue Discount will be deemed to be paid in full rather than cancelled, extinguished or forfeited. The Conversion Rate will not be adjusted at any time during the term of the LYONs for accrued Original Issue Discount. A certificate for the number of full shares of Series A Common Stock into which any LYON is converted (and cash in lieu of any fractional shares) will be delivered through the Conversion Agent no later than the seventh business day following the Conversion Date. For a discussion of the tax treatment of a Holder receiving Series A Common Stock or cash upon conversion, see "Certain Federal Income Tax Considerations--Disposition or Conversion."

  In lieu of delivering shares of Series A Common Stock upon notice of conversion of any LYONs, the Company may elect to pay the Holder surrendering such LYONs an amount in cash per LYON equal to the Sale Price of a share of Series A Common Stock on the Trading Day immediately prior to the Conversion Date multiplied by the Conversion Rate in effect on such Trading Day, subject to adjustment upon the occurrence of certain events described below; provided, that if such payment of cash is not permitted pursuant to the provisions of the Indenture or otherwise, the Company shall deliver shares of Series A Common Stock (and cash in lieu of fractional shares) as set forth below. Upon conversion of any LYONs, the Company shall inform the Holders through the Conversion Agent of its election to deliver shares of Series A Common Stock or to pay cash in lieu of delivery of such shares no later than two business days following the Conversion Date. If the Company elects to deliver shares of Series A Common Stock, such shares (and cash in lieu of fractional shares) will be delivered through the Conversion Agent no later than the seventh business day following the Conversion Date. If the Company elects to pay cash, such cash payment will be made to the Holder surrendering such LYONs no later than the fifth business day following such Conversion Date.

  The Company may not pay cash upon conversion of any LYONs (other than cash in lieu of fractional shares) if there has occurred and is continuing an Event of Default described under "--Event of Default; Notice and Waiver" below (other than a default in such payment on such LYONs).

  The Conversion Rate will be adjusted for dividends or distributions on Common Stock payable in Common Stock or other Capital Stock (see "Description of Capital Stock") of the Company; certain subdivisions, combinations or reclassifications of Common Stock; distributions to all holders of Common Stock of certain rights, warrants or options to purchase Common Stock or securities convertible into Common Stock for a period expiring within 60 days after the record date for such distribution at a price per share less than the Sale Price at the time; and distributions to all holders of Common Stock of assets or debt securities of the Company or rights, warrants or options to purchase securities of the Company (excluding cash dividends or other cash distributions from consolidated current net earnings or earned surplus or dividends payable in Common Stock but including Extraordinary Cash Dividends). However, no adjustment need be made if Holders may participate in the transactions otherwise giving rise to an adjustment on a basis and with notice that the Board of Directors of the Company determines to be fair and appropriate, or in certain other cases. In cases where the fair market value of the portion of assets, debt securities or rights, warrants or options to purchase securities of the Company applicable to one share of Common Stock distributed to stockholders exceeds the Average Sale Price per share of Common Stock, or such Average Sale Price exceeds such fair market value of such portion of assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the Conversion Rate, the Holder of a LYON upon conversion thereof will be entitled to receive, in addition to the shares of Common Stock into which such LYON is convertible, the kind and amounts of assets, debt securities or rights, options or warrants comprising the distribution that such Holder would have received if such Holder had converted such LYON immediately prior to the record date for determining the shareholders entitled to receive the distribution. The Indenture permits the Company to increase the Conversion Rate from time to time.

  If the Company is party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of its assets which is otherwise permitted under the terms of the Indenture, the right to convert a LYON into Series A Common Stock may be changed into a right to convert it into the kind and amount of securities, cash or other assets which the Holder would have received if the Holder had converted such Holder's LYONs immediately prior to the transaction.

  In the event of a taxable distribution to holders of Common Stock which results in an adjustment of the Conversion Rate (or in which Holders otherwise participate) or in the event the Conversion Rate is increased at the discretion of the Company, the Holders of the LYONs may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Certain Federal Income Tax Considerations--Constructive Dividend."

  In the event the Company exercises its option to have interest in lieu of Original Issue Discount accrue on a LYON following a Tax Event, the Holder will be entitled on conversion to receive only the same number of shares of Series A Common Stock such Holder would have received if the Company had not exercised such option. If the Company exercises such option, LYONs surrendered for conversion during the period from the close of business on any Regular Record Date (as defined herein) next preceding any Interest Payment Date (as defined herein) to the opening of business of such Interest Payment Date (except LYONs to be redeemed on a date within such period) must be accompanied by payment of an amount equal to the interest thereon that the registered Holder is to receive. Except where LYONs surrendered for conversion must be accompanied by payment as described above, no interest on converted LYONs will be payable by the Company on any Interest Payment Date subsequent to the date of conversion. See "--Optional Conversion to Semiannual Coupon Note upon Tax Event."

REDEMPTION OF LYONS AT THE OPTION OF THE COMPANY

  No sinking fund is provided for the LYONs. Prior to April 15, 2002, the LYONs will not be redeemable at the option of the Company. On and after that date, the Company may redeem the LYONs for cash as a whole at any time, or from time to time in part, upon not less than 30 days' nor more than 60 days' notice of redemption given by mail to Holders of LYONs. Any such redemption must be in multiples of $1,000 Principal Amount at Maturity.

  The table below shows Redemption Prices of a LYON per $1,000 Principal Amount at Maturity on April 15, 2002, at each April 15 thereafter prior to maturity, and at maturity on April 15, 2017, which prices reflect the accrued Original Issue Discount calculated to each such date. The Redemption Price of a LYON redeemed between such dates would include an additional amount reflecting the additional Original Issue Discount accrued since the next preceding date in the table to, but excluding, the Redemption Date.

                                (1)               (2)
                               LYON        ACCRUED ORIGINAL     (3) REDEMPTION
    REDEMPTION DATE         ISSUE PRICE ISSUE DISCOUNT AT 4.75% PRICE = (1)+(2)
    ---------------         ----------- ----------------------- ---------------
   April 15, 2002..........   $391.06           $103.46            $  494.52
   April 15, 2003..........    391.06            127.23               518.29
   April 15, 2004..........    391.06            152.14               543.20
   April 15, 2005..........    391.06            178.25               569.31
   April 15, 2006..........    391.06            205.61               596.67
   April 15, 2007..........    391.06            234.29               625.35
   April 15, 2008..........    391.06            264.34               655.40
   April 15, 2009..........    391.06            295.85               686.91
   April 15, 2010..........    391.06            328.86               719.92
   April 15, 2011..........    391.06            363.46               754.52
   April 15, 2012..........    391.06            399.73               790.79
   April 15, 2013..........    391.06            437.74               828.80
   April 15, 2014..........    391.06            477.57               868.63
   April 15, 2015..........    391.06            519.32               910.38
   April 15, 2016..........    391.06            563.08               954.14
   At Maturity.............    391.06            608.94             1,000.00

  If converted to semiannual coupon notes following the occurrence of a Tax Event, the LYONs will be redeemable at the Restated Principal Amount plus accrued and unpaid interest from the date of such conversion to, but excluding, the Redemption Date; provided, however, that in no event may the LYONs be redeemed prior to April 15, 2002. See "--Optional Conversion to Semiannual Coupon Note upon Tax Event."

  If fewer than all of the LYONs are to be redeemed, the Trustee shall select the LYONs to be redeemed in Principal Amounts at Maturity of $1,000 or integral multiples thereof by lot, pro rata or by another method the Trustee considers fair and appropriate. If a portion of a Holder's LYONs is selected for partial redemption and such Holder converts a portion of such LYONs prior to such redemption, such converted portion shall be deemed, solely for purposes of determining the aggregate Principal Amount of LYONs to be redeemed by the Company, to be of the portion selected for redemption.

PURCHASE OF LYONS AT THE OPTION OF THE HOLDER

  On April 15, 2002, April 15, 2007 and April 15, 2012 (each, a "Purchase Date"), the Company will become obligated to purchase, at the option of the Holder thereof, any outstanding LYON for which a written notice (a "Purchase Notice") has been delivered by the Holder to the Paying Agent or an office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, at any time from the opening of business on the date that is 20 business days preceding such Purchase Date until the close of business on such Purchase Date and for which such Purchase Notice has not been withdrawn, subject to certain additional conditions set forth in part in the following paragraphs.

  The table below shows the Purchase Prices of a LYON as of the specified Purchase Dates:

                                                                       PURCHASE
         PURCHASE DATE                                                  PRICE
         -------------                                                 --------
     April 15, 2002................................................... $494.52
     April 15, 2007................................................... $625.35
     April 15, 2012................................................... $790.79

  If prior to a Purchase Date the LYONs have been converted to semiannual coupon notes following the occurrence of a Tax Event, the Purchase Price will be equal to the Restated Principal Amount plus accrued and unpaid interest from the date of such conversion to, but excluding, the Purchase Date. See "-- Optional Conversion to Semiannual Coupon Note upon Tax Event."

  The Company, at its option, may elect to pay such Purchase Price in cash or shares of Series A Common Stock, or any combination thereof. For a discussion of the tax treatment of such a transaction, see "Certain Federal Income Tax Considerations--Disposition or Conversion."

  The Company will give notice (the "Company Notice") not less than 20 business days prior to each Purchase Date (the "Company Notice Date") to all Holders at their addresses shown in the register of the Registrar (and to beneficial owners as required by applicable law) stating, among other things,
(i) whether the Company will pay the Purchase Price of the LYONs in cash or shares of Series A Common Stock, or any combination thereof, and (ii) the procedures that Holders must follow to require the Company to purchase LYONs from such Holders.

  The Purchase Notice given by any Holder requiring the Company to purchase LYONs shall state (i) the certificate numbers of the LYONs to be delivered by such Holder for purchase by the Company; (ii) the portion of the Principal Amount at Maturity of LYONs to be purchased, which portion must be $1,000 or an integral multiple thereof; (iii) that such LYONs are to be purchased by the Company pursuant to the applicable provisions of the LYONs; and (iv) if the Company elects, pursuant to the Company Notice, to pay a specified percentage of the Purchase Price in shares of Series A Common Stock but such specified percentage is ultimately to be paid in cash because any of the conditions to payment of such specified percentage of the Purchase Price in shares of Series A Common Stock contained in the Indenture is not satisfied prior to the close of business on the Purchase Date, as described below, that such Holder elects
(a) to withdraw such Purchase Notice as to some or all of the LYONs to which it relates (stating the principal amount at maturity and certificate numbers of the LYONs as to which such withdrawal shall relate) or (b) to receive cash in respect of the Purchase Price of all LYONs subject to such Purchase Notice. If the Holder fails to indicate such Holder's choice with respect to the election described in clause (iv) above in the Purchase Notice, such Holder shall be deemed to have elected to receive cash for the specified percentage of the Purchase Price that was to have been payable in shares of Series A Common Stock. See "Certain Federal Income Tax Considerations--Disposition or Conversion."

  Any Purchase Notice may be withdrawn by the Holder by a written notice of withdrawal delivered to the Paying Agent prior to the close of business on the Purchase Date. The notice of withdrawal shall state the principal amount at maturity and the certificate numbers of the LYONs as to which the withdrawal notice relates and the Principal Amount at Maturity, if any, which remains subject to the Purchase Notice.

  If the Company elects to pay the Purchase Price, in whole or in part, in shares of Series A Common Stock, the number of shares to be delivered in respect of the specified percentage of the Purchase Price to be paid in Series A Common Stock shall be equal to the dollar amount of such specified percentage of the Purchase Price divided by the Market Price (as defined below) of a share of Series A Common Stock. However, no fractional shares of Series A Common Stock will be delivered upon any purchase by the Company of LYONs in payment, in whole or in part, of the Purchase Price. Instead, the Company will pay cash based on the Market Price for all fractional shares of Series A Common Stock. Each Holder whose LYONs are purchased at the option of such Holder as of the Purchase Date shall receive the same percentage of cash or Series A Common Stock in payment of the Purchase Price for such LYONs, except as described above with regard to the payment of cash in lieu of fractional shares of Series A Common Stock. See "Certain Federal Income Tax Considerations--Disposition or Conversion."

  The "Market Price" means the average of the Sale Price of the Series A Common Stock for the five Trading Day period ending on the third Trading Day prior to the applicable Purchase Date, appropriately adjusted to take into account the actual occurrence, during the seven Trading Days preceding such Purchase Date, of certain events that would result in an adjustment of the Conversion Rate with respect to the Series A Common Stock. The "Sale Price" on any Trading Day means the closing per share sale price for the Series A Common Stock (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case the average of the average bid and average ask prices) on such Trading Day as reported in the composite transactions for the principal United States securities exchange on which the Series A Common Stock is traded or, if the Series A Common Stock is not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System. A "Trading Day" means each day on which the securities exchange or quotation system which is used to determine the Sale Price is open for trading or quotation. Because the Market Price of the Series A Common Stock is determined prior to the Purchase Date, Holders of LYONs bear the market risk with respect to the value of the Series A Common Stock to be received from the date such Market Price is determined to the Purchase Date. The Company may pay the Purchase Price, in whole or in part, in Series A Common Stock only if the information necessary to calculate the Market Price is reported in The Wall Street Journal or another daily newspaper of national circulation.

  Upon determination of the actual number of shares of Series A Common Stock issuable in accordance with the foregoing provisions, the Company will publish such determination in The Wall Street Journal or another daily newspaper of national circulation.

  The Company's right to purchase LYONs, in whole or in part, with shares of Series A Common Stock is subject to the Company's satisfying various conditions, including the registration of the Series A Common Stock under the Securities Act and the Exchange Act, unless there exists an applicable exemption to registration thereunder. If such conditions are not satisfied prior to the close of business on the Purchase Date, the Company will pay the Purchase Price of the LYONs in cash. The Company will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act which may then be applicable and will file Schedule 13E-4 or any other schedule required thereunder in connection with any offer by the Company to purchase LYONs at the option of the Holders thereof on a Purchase Date. The Company may not change the form of consideration (or components or percentages of components thereof) to be paid once the Company has given its Company Notice to Holders of LYONs except as described in the second sentence of this paragraph.

  Payment of the Purchase Price for a LYON for which a Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of such LYON (together with necessary endorsements) to the Paying Agent or an office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, at any time (whether prior to, on or after the Purchase
Date) after delivery of such Purchase Notice. Payment of the Purchase Price for such LYON will be made promptly following the later of the business day following the Purchase Date and the time of delivery of such LYON. If the Paying Agent holds, in accordance with the terms of the Indenture, money or securities sufficient to pay the Purchase Price of such LYON on the business day following the Purchase Date, then, on and after the Purchase Date, such LYON will cease to be outstanding and Original Issue Discount on such LYON will cease to accrue and will be deemed paid, whether or not such LYON is delivered to the Paying Agent, and all other rights of the Holder shall terminate (other than the right to receive the Purchase Price upon delivery of such LYON).

  The Company's ability to purchase LYONs with cash may be limited by the terms of its then-existing borrowing agreements. No LYONs may be purchased pursuant to the provisions described above if there has occurred and is continuing an Event of Default described under "--Event of Default; Notice and Waiver" below (other than a default in the payment of the Purchase Price with respect to such LYONs).

CHANGE IN CONTROL PERMITS PURCHASE OF LYONS AT THE OPTION OF THE HOLDER

  In the event of any Change in Control (as defined below) of the Company occurring on or prior to April 15, 2002, each Holder of LYONs will have the right, at the Holder's option, subject to the terms and conditions of the Indenture, to require the Company to purchase all or any part (provided that the Principal Amount at Maturity must be $1,000 or an integral multiple thereof) of the Holder's LYONs on the date that is 35 business days after the occurrence of such Change in Control (the "Change in Control Purchase Date") at a cash price equal to the Issue Price plus accrued Original Issue Discount to the Change in Control Purchase Date (the "Change in Control Purchase Price"). If prior to a Change in Control Purchase Date the LYONs have been converted to semiannual coupon notes following the occurrence of a Tax Event, the Company will be required to purchase the LYONs at a cash price equal to the Restated Principal Amount plus accrued and unpaid interest from the date of such conversion to, but excluding, the Change in Control Purchase Date. Holders will not have any right to require the Company to purchase LYONs in the event of any Change in Control of the Company occurring after April 15, 2002.

  Within 15 business days after the Change in Control, the Company shall mail to the Trustee and to each Holder (and to beneficial owners as required by applicable law) a notice regarding the Change in Control, which notice shall state, among other things: (i) the date of such Change in Control and, briefly, the events causing such Change in Control, (ii) the date by which the Change in Control Purchase Notice (as defined below) must be given, (iii) the Change in Control Purchase Date, (iv) the Change in Control Purchase Price,
(v) the name and address of the Paying Agent and the Conversion Agent, (vi) the Conversion Rate and any adjustments thereto, (vii) that LYONs with respect to which a Change in Control Purchase Notice is given by the Holder may be converted into shares of Series A Common Stock only if the Change in Control Purchase Notice has been withdrawn in accordance with the terms of the Indenture, (viii) the procedures that Holders must follow to exercise these rights, (ix) the procedures for withdrawing a Change in Control Purchase Notice, (x) that Holders who want to convert LYONs must satisfy the requirements set forth in paragraph 9 of the LYONs and (xi) briefly, the conversion rights of Holders of LYONs. The Company will cause a copy of such notice to be published in The Wall Street Journal or another daily newspaper of national circulation.

  To exercise the purchase right, the Holder must deliver written notice of the exercise of such right (a "Change in Control Purchase Notice") to the Paying Agent or an office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, prior to the close of business on the Change in Control Purchase Date. The Change in Control Purchase Notice shall state (i) the certificate numbers of the LYONs to be delivered by the Holder thereof for purchase by the Company; (ii) the portion of the Principal Amount at Maturity of LYONs to be purchased, which portion must be $1,000 or an integral multiple thereof; and (iii) that such LYONs are to be purchased by the Company pursuant to the applicable provisions of the LYONs.

  Any Change in Control Purchase Notice may be withdrawn by the Holder by a written notice of withdrawal delivered to the Paying Agent prior to the close of business on the Change in Control Purchase Date. The notice of withdrawal shall state the principal amount at maturity and the certificate numbers of the LYONs as to which the withdrawal notice relates and the Principal Amount at Maturity, if any, which remains subject to a Change in Control Purchase Notice.

  Payment of the Change in Control Purchase Price for a LYON for which a Change in Control Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of such LYON (together with necessary endorsements) to the Paying Agent or an office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, at any time (whether prior to, on or after the Change in Control Purchase Date) after the delivery of such Change in Control Purchase Notice. Payment of the Change in Control Purchase Price for such LYON will be made promptly following the later of the business day following the Change in Control Purchase Date and the time of delivery of such LYON. If the Paying Agent holds, in accordance with the terms of the Indenture, money sufficient to pay the Change in Control Purchase Price of such LYON on the business day following the Change in Control Purchase Date, then, on and after the

Change in Control Purchase Date, such LYON will cease to be outstanding and Original Issue Discount on such LYON will cease to accrue and will be deemed paid, whether or not such LYON is delivered to the Paying Agent, and all other rights of the Holder shall terminate (other than the right to receive the Change in Control Purchase Price upon delivery of such LYON).

  Under the Indenture, a "Change in Control" of the Company is deemed to have occurred at such time as (i) any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) (other than the Company, any subsidiary of the Company, any employee benefit plan of either the Company or any Subsidiary of the Company, or the Chandler Trusts (as defined below) or any of the trustees thereof), files a Schedule 13D or 14D-1 under the Exchange Act (or any successor schedule, form or report) disclosing that such person has become the beneficial owner of 50% or more of the total voting power in the aggregate of all classes of Capital Stock then outstanding of the Company normally entitled to vote in elections of directors, or (ii) there shall be consummated any consolidation or merger of the Company (a) in which the Company is not the continuing or surviving corporation (other than any consolidation or merger effected primarily to change the jurisdiction of incorporation of the Company) or (b) pursuant to which the Common Stock would be converted into cash, securities or other property, in each case, other than a consolidation or merger of the Company in which the holders of Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of capital stock of the continuing or surviving corporation immediately after the consolidation or merger. The Indenture does not permit the Board of Directors to waive the Company's obligation to purchase LYONs at the option of a Holder in the event of a Change in Control of the Company. The term "Chandler Trusts" shall mean collectively Chandler Trust No. 1, Chandler Trust No. 2 and Chandis Securities Company, which collectively owned 18,668,546 shares of Series A Common Stock and 20,757,246 shares of Series C Common Stock at June 30, 1997.

  The Company will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable, and will file Schedule 13E-4 or any other schedule required thereunder in connection with any offer by the Company to purchase LYONs at the option of the Holders thereof upon a Change in Control. The Change in Control purchase feature of the LYONs may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change in Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of Common Stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change in Control purchase feature is a standard term contained in other LYONs offerings that have been marketed by Merrill Lynch, and the terms of such feature result from negotiations between the Company and Merrill Lynch.

  If a Change in Control were to occur, there can be no assurance that the Company would have funds sufficient to pay the Change in Control Purchase Price for all of the LYONs that might be delivered by Holders seeking to exercise the purchase right, since substantially all of the Senior Indebtedness of the Company has cross-default provisions that could be triggered by a default under the change of control provisions in certain Senior Indebtedness. In such case, the Holders of the LYONs would be subordinated to the prior claims of the holders of Senior Indebtedness. In addition, the Company's ability to purchase LYONs with cash may be limited by the terms of its then-existing borrowing agreements. No LYONs may be purchased pursuant to the provisions described above if there has occurred and is continuing an Event of Default described under "--Event of Default; Notice and Waiver" below (other than a default in the payment of the Change in Control Purchase Price with respect to such LYONs).

CONSOLIDATION, MERGER AND SALE OR LEASE OF ASSETS

  The Company, without consent of any Holders of outstanding LYONs, may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof (each a "Person"), and any Person may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to the Company, provided that (i) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires or leases the assets of the Company substantially as an entirety is a corporation, partnership or trust organized and existing under the laws of any United States jurisdiction and expressly assumes the Company's obligations on the LYONs and under the Indenture, (ii) immediately after giving effect to such transaction no Event of Default (as defined below), and no event which, after notice or lapse of time or both, would become an Event of Default, happened and is continuing, and (iii) certain other conditions described in the Indenture are met.

OPTIONAL CONVERSION TO SEMIANNUAL COUPON NOTE UPON TAX EVENT

  From and after the date (the "Tax Event Date") of the occurrence of a Tax Event (as defined below), the Company shall have the option to elect to have interest in lieu of future Original Issue Discount accrue at 4.75% per annum on a principal amount per LYON (the "Restated Principal Amount") equal to the Issue Price plus Original Issue Discount accrued to the date immediately prior to the Tax Event Date or the date on which the Company exercises the option described herein, whichever is later (such date hereinafter referred to as the "Option Exercise Date"). Such interest shall accrue from the Option Exercise Date and shall be payable semiannually on April 15 and October 15 of each year (each an "Interest Payment Date") to holders of record at the close of business on April 15 or October 15 (each a "Regular Record Date") immediately preceding such Interest Payment Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months and will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Option Exercise Date.

  A "Tax Event" means that the Company shall have received an opinion from independent tax counsel experienced in such matters to the effect that, on or after April 9, 1997, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to, or change in, an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority, in each case which amendment or change is enacted, promulgated, issued or announced or which interpretation is issued or announced or which action is taken, on or after April 9, 1997, there is more than an insubstantial risk that interest (including Original Issue Discount) payable on the LYONs either (i) would not be deductible on a current accrual basis or (ii) would not be deductible under any other method, in either case in whole or in part, by the Company (by reason of deferral, disallowance, or otherwise) for United States federal income tax purposes.

  On December 7, 1995, the U.S. Treasury Department proposed a series of tax law changes that would, among other things, prevent corporations from deducting interest (including original issue discount) on debt instruments convertible into equity of the issuer or a related party until the taxable year in which such interest is paid in cash or other property (other than obligations or equity of the issuer or a related party or cash or other property the amount of which is determined by reference to the value of equity of the issuer or a related party). This proposal, if enacted and made applicable to the LYONs, would prevent the Company from deducting interest (including Original Issue Discount) payable on the LYONs on a current accrual basis for United States federal income tax purposes and could cause some or all of the interest (including Original Issue Discount) payable on the LYONs to fail to be deductible by the Company under any other method for United States federal income tax purposes. The President's 1998 budget proposals, submitted to Congress on February 6, 1997, modified this potential change in tax law to apply to debt instruments issued on or after the date of first committee action. The Company cannot predict whether or not these proposed tax law changes will ultimately become law. If legislation is enacted limiting, in whole or in part, the ability of the Company to either (i) deduct the interest (including Original Issue Discount) payable on the LYONs on a current accrual basis or (ii) deduct the interest (including Original Issue Discount) payable on the LYONs under any other method for United States federal income tax purposes, such enactment would result in a Tax Event and the terms of the LYONs would be subject to modification at the option of the Company as described above. The modification of the terms of LYONs by the Company upon a Tax Event as described above could possibly alter the timing of income recognition by holders of the LYONs with respect to the semiannual payments of interest due on the LYONs after the Option Exercise Date. See "Certain Federal Income Tax Considerations."

EVENT OF DEFAULT; NOTICE AND WAIVER

  The Indenture provides that, if an Event of Default specified therein shall have happened and be continuing, either the Trustee or the Holders of not less than 25% in aggregate Principal Amount at Maturity of the LYONs then outstanding may declare the Issue Price plus Original Issue Discount accrued (or if the LYONs have been converted to semiannual coupon notes following a Tax Event, the Restated Principal Amount, plus accrued and unpaid interest) to the date of default (in the case of an Event of Default specified in (i) or (ii) of the following paragraph) or to the date of such declaration (in the case of an Event of Default specified in (iii) or (iv) of the following paragraph) on all the LYONs to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, the Issue Price of the LYONs plus the Original Issue Discount accrued thereon (or if the LYONs have been converted to semiannual coupon notes following a Tax Event, the Restated Principal Amount plus accrued and unpaid interest) to the occurrence of such event shall automatically become and be immediately due and payable. Upon any such acceleration, the subordination provisions of the Indenture preclude any payment being made to Holders of LYONs until the earlier of either of (i) 120 days or more after the date of such acceleration and (ii) the payment in full of all Senior Indebtedness, but only if such payment is then otherwise permitted under the terms of the Indenture. See "--Subordination of LYONs" above. Under certain circumstances, the Holders of a majority in aggregate Principal Amount at Maturity of the outstanding LYONs may rescind any such acceleration with respect to the LYONs and its consequences. Interest shall accrue and be payable on demand upon a default in the payment of Principal Amount at Maturity, Issue Price, accrued Original Issue Discount, Redemption Price, Purchase Price, Change in Control Purchase Price or shares of Common Stock (or cash in lieu of fractional shares) to be delivered on conversion of LYONs, in each case to the extent that the payment of such interest shall be legally enforceable.

  Under the Indenture, Events of Default include: (i) default in payment of the principal amount at maturity, Issue Price, accrued Original Issue Discount, interest upon conversion to a semiannual coupon note following a Tax Event (if such default in payment of interest shall continue for 30 days), Redemption Price, Purchase Price or Change in Control Purchase Price with respect to any LYON, when the same becomes due and payable (whether or not such payment is prohibited by the provisions of the Indenture); (ii) failure by the Company to deliver shares of Series A Common Stock or cash in lieu thereof (together with cash in lieu of fractional shares) when such Series A Common Stock or cash is required to be delivered following conversion of a LYON and continuance of such default for 10 days; (iii) failure by the Company to comply with any of its other agreements in the LYONs or the Indenture upon the receipt by the Company of notice of such default from the Trustee or from Holders of not less than 25% in aggregate Principal Amount at Maturity of the LYONs then outstanding and the Company's failure to cure such default within 90 days after receipt by the Company of such notice; or (iv) certain events of bankruptcy or insolvency.

  The Trustee shall, within 90 days after the occurrence of any default, mail to all Holders of LYONs notice of all defaults of which the Trustee shall be aware, unless such defaults shall have been cured or waived before the giving of such notice; provided, that the Trustee may withhold such notice as to any default other than a payment default, if it determines in good faith that withholding the notice is in the interests of the Holders.

  The Holders of a majority in aggregate Principal Amount at Maturity of the outstanding LYONs may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that such direction shall not be in conflict with any law or the Indenture and subject to certain other limitations. The Trustee may refuse to perform any duty or exercise any right or power or extend or risk its own funds or otherwise incur any financial liability unless it receives indemnity satisfactory to it against any loss, liability or expense. No Holder of any LYON will have any right to pursue any remedy with respect to the Indenture or the LYONs, unless (i) such Holder shall have previously given the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate Principal Amount at Maturity of the outstanding LYONs shall have made a written request to the Trustee to pursue such remedy; (iii) such Holder or Holders shall have offered to the Trustee reasonable security or indemnity against any loss, liability or expense satisfactory to it; (iv) the Trustee shall have failed to comply with the request within 60 days after receipt of such notice, request and offer of security or indemnity; and (v) the Holders of a majority in aggregate Principal Amount at Maturity of the outstanding LYONs shall not have given the Trustee a direction inconsistent with such request within 60 days after receipt of such request.

  The right of any Holder: (a) to receive payment of the Principal Amount at Maturity, Issue Price, accrued Original Issue Discount, Redemption Price, Purchase Price, Change in Control Purchase Price or interest, if any, in respect of the LYONs held by such Holder on or after the respective due dates expressed in the LYONs or as of any Redemption Date, (b) to convert such LYONs or (c) to bring suit for the enforcement of any such payment on or after such respective dates or the right to convert, shall not be impaired or adversely affected without such Holder's consent.

  The Holders of a majority in aggregate Principal Amount at Maturity of LYONs at the time outstanding may waive any existing default and its consequences except (i) any default in any payment on the LYONs, (ii) any default with respect to the conversion rights of the LYONs, or (iii) any default in respect of certain covenants or provisions in the Indenture which may not be modified without the consent of the Holder of each LYON as described in "-- Modification" below. When a default is waived, it is deemed cured and shall cease to exist, but no such waiver shall extend to any subsequent or other default or impair any consequent right.

  The Company will be required to furnish to the Trustee annually a statement as to any default by the Company in the performance and observance of its obligations under the Indenture. In addition, the Company shall file with the Trustee written notice of the occurrence or any default or Event of Default within five business days of its becoming aware of such default or Event of Default.

MODIFICATION

  Modification and amendment of the Indenture or the LYONs may be effected by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate Principal Amount at Maturity of the LYONs then outstanding. However, without the consent of each Holder affected thereby, no amendment may, among other things, (i) reduce the Principal Amount at Maturity, Issue Price, Purchase Price, Change in Control Purchase Price or Redemption Price with respect to any LYON, or extend the Stated Maturity of any LYON or alter the manner or rate of accrual of Original Issue Discount or interest, or make any LYON payable in money or securities other than that stated in the LYON; (ii) make any change to the Principal Amount at Maturity of LYONs whose Holders must consent to an amendment or any waiver under the Indenture or modify the Indenture provisions relating to such amendments or waivers; (iii) make any change that adversely affects the right to convert any LYON or the right to require the Company to purchase a LYON; (iv) modify the provisions of the Indenture relating to the subordination of the LYONs in a manner adverse to the Holders of the LYONs; or (v) impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the LYONs. No change that adversely affects the rights of any holder of Senior Indebtedness of the Company under the subordination provisions of the Indenture may be made unless requisite consents to such change are obtained from holders of Senior Indebtedness pursuant to the terms of the related Senior Indebtedness instrument.

  Without the consent of any Holder of LYONs, the Company and the Trustee may amend the Indenture to (i) cure any ambiguity, defect or inconsistency, provided, however, that such amendment does not materially adversely affect the rights of any Holder, (ii) provide for the assumption by a successor to the Company of the obligations of the Company under the Indenture, (iii) provide for uncertificated LYONs in addition to certificated LYONs, as long as such uncertificated LYONs are in registered form for United States federal income tax purposes, (iv) make any change that does not adversely affect the rights of any Holder of LYONs, (v) make any change to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, or (vi) add to the covenants or obligations of the Company under the Indenture for the protection of the Holders of the LYONs or surrender any right, power or option conferred by the Indenture on the Company.

DISCHARGE OF THE INDENTURE

  The Company may satisfy and discharge its obligations under the Indenture by delivering to the Trustee for cancellation all outstanding LYONs or by depositing with the Trustee, the Paying Agent or the Conversion Agent, if applicable, after the LYONs have become due and payable, whether at Stated Maturity, or any Redemption Date, or any Purchase Date, a Change of Control Purchase Date, or upon conversion or otherwise, cash or Common Stock (as applicable under the terms of the Indenture) sufficient to pay all of the outstanding LYONs and paying all other sums payable under the Indenture by the Company.

LIMITATIONS OF CLAIMS IN BANKRUPTCY

  If a bankruptcy proceeding is commenced in respect of the Company under Title 11 of the United States Code, the claim of the Holder of a LYON may be limited to the Issue Price of the LYON plus that portion of the Original Issue Discount that is deemed to have accrued from the date of issue to the commencement of the proceeding.

INFORMATION CONCERNING THE TRUSTEE

  Citibank, N.A. is the Trustee, Registrar, Paying Agent and Conversion Agent under the Indenture. The Trustee also acts as trustee under the indenture in connection with the Company's 4 1/4% Premium Equity Participating Securities due March 15, 2001 and the Company's 7 1/4% Debentures due November 15, 2096. In addition, the Trustee serves as administrative agent under the Revolving Credit Agreement dated as of September 6, 1995 which the Company has with several foreign and domestic banks. In the ordinary course of business, the Company maintains deposits with the Trustee and the Trustee has also from time to time provided other banking services to the Company.

                          DESCRIPTION OF CAPITAL STOCK

  The Company is authorized to issue: (i) 500,000,000 shares of Series A Common Stock ("Series A Common Stock"), of which 69,769,838 shares were issued and outstanding at June 30, 1997; (ii) 100,000,000 shares of Series B Common Stock, par value $1.00 per share ("Series B Common Stock"), none of which is outstanding; (iii) 300,000,000 shares of Series C Common Stock, par value $1.00 per share ("Series C Common Stock"), of which 25,966,591 shares were issued and outstanding at June 30, 1997; and (iv) 33,000,000 shares of Preferred Stock, of which (a) 900,000 shares are designated Preferred Stock, Series A, par value $1.00 per share ("Series A Preferred Stock"), of which 823,568 were issued and outstanding at June 30, 1997 and (b) 25,000,000 shares are designated Series B Preferred Stock, none of which were issued and outstanding at June 30, 1997. On April 2, 1997, the Company redeemed all of its issued and outstanding Series B Preferred Stock.

COMMON STOCK

 General

  The following description of the Series A Common Stock, Series B Common Stock and Series C Common Stock is summarized from, and qualified in its entirety by reference to, the Amended and Restated Certificate of Incorporation of the Company (the "Restated Certificate"), filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Series A Common Stock is listed on the NYSE and the Pacific Stock Exchange.

 Rights to Designate Series B Common Stock

  Pursuant to the Restated Certificate, the Board of Directors of the Company is entitled to designate certain rights, powers and preferences of a class of Series B Common Stock in addition to the outstanding Series A Common Stock and the Series C Common Stock, as discussed below. First, the Board may determine the exact number of votes per share of Series B Common Stock at not less than one-tenth ( 1/10) nor more than one (1).

Second, the Board may also make other changes in the rights, powers and preferences of the Series B Common Stock, provided that in no such case may the rights, powers and preferences of any such series be greater than those described herein. Subject to the foregoing, it is anticipated that Series B Common Stock, if authorized by the Board of Directors, will be identical in all respects to the Series A Common Stock currently outstanding, except with respect to voting. Specifically, it is anticipated that each share of Series B Common Stock will be entitled to one-tenth ( 1/10) of a vote rather than one vote per share.

  The description herein of the rights, powers and preferences of the Series B Common Stock is subject to the discretionary authority of the Board as described above. The Board presently has no intention of issuing any shares of Series B Common Stock or of utilizing such authority to vary the terms of the Series B Common Stock from those described herein unless it determines that such change is necessary in light of legal developments or in order to comply with, or establish an exemption from, any applicable law, regulation or rule of any governmental authority, national securities exchange or national market system.

 Voting

  Except as set forth below, all actions submitted to a vote of the Company's stockholders will be voted on by holders of Series A Common Stock, Series B Common Stock, Series C Common Stock and Series B Preferred Stock voting together as a single class. The affirmative vote of the holders of a majority of the outstanding shares of Series A Common Stock, Series B Common Stock and/or Series C Common Stock, voting separately as a class, is required (i) to approve any amendment to the Restated Certificate that would alter or change the powers, preferences or special rights of such series so as to affect it adversely and (ii) to approve such other matters as may require class votes under the General Corporation Law of the State of Delaware. The Series A Common Stock is entitled to 1 vote per share, and the Series C Common Stock is entitled to 10 votes per share.

 Dividends and Other Distributions (including Distributions upon Liquidation or Sale of the Company)

  Unless otherwise determined by the Board in the resolutions providing for the issuance of Series B Common Stock, each share of Series A Common Stock, Series B Common Stock and Series C Common Stock is equal in respect of dividends and other distributions in cash, stock or property (including distributions upon liquidation of the Company and consideration to be received upon a merger or consolidation of the Company or a sale of all or substantially all of the Company's assets), except that in the case of dividends or other distributions payable on the Series A Common Stock, Series B Common Stock or Series C Common Stock in shares of such stock, including distributions pursuant to stock splits or dividends, only Series A Common Stock is to be distributed with respect to Series A Common Stock; only Series B Common Stock is to be distributed with respect to Series B Common Stock; and only Series C Common Stock is to be distributed with respect to Series C Common Stock. In no event will either Series A Common Stock, Series B Common Stock or Series C Common Stock be split, divided or combined unless each other class is proportionately split, divided or combined.

 Termination and Conversion of Series B and/or Series C Common Stock

  Either or both the Series B Common Stock and Series C Common Stock will automatically be converted into Series A Common Stock on a share-for-share basis (i) at any time the Board and the holders of a majority of the outstanding shares of the series approve the conversion of all of such series into Series A Common Stock, (ii) if, as a result of the existence of the series, the Series A Common Stock becomes excluded from trading on the NYSE, the American Stock Exchange and all other national securities exchanges and is also excluded from quotation on NASDAQ or any other national quotation system then in use, (iii) if the Board, in its sole discretion, elects to effect a conversion of such series in connection with its approval of any sale or lease of all or any substantial part of the Company's assets or any merger, consolidation, liquidation or dissolution of the Company, or (iv) if the Board, in its sole discretion, elects to effect a conversion of such series after a determination that there has been a material adverse change in the liquidity, marketability or market value of the outstanding Series A Common Stock, considered in the aggregate (a) due to the exclusion of the Series A Common Stock from trading on a national securities exchange or the exclusion of the Series A Common Stock from quotation on NASDAQ, or such other national quotation system then in use, or (b) due to requirements of federal or state law, in any such case, as a result of the existence of such series. To the extent that the Board has discretion, the decision whether or not to exercise its authority to effect a conversion of Series B Common Stock or Series C Common Stock would be made in light of all the existing facts and circumstances affecting the interests of the Company and its stockholders, including the effect such conversion could have on the Company's vulnerability to an unsolicited hostile takeover attempt and any of the other factors referred to herein.

  In the event of any such termination of Series B Common Stock or Series C Common Stock, certificates formerly representing outstanding shares of that series shall thereafter be deemed to represent a like number of shares of Series A Common Stock. If both Series B Common Stock and Series C Common Stock are terminated, all outstanding shares of Series A Common Stock shall again be denominated Common Stock and all certificates representing outstanding shares of Series A Common Stock shall thereafter be deemed to represent a like number of shares of Common Stock.

 Preemptive Rights

  None of the Series A Common Stock, the Series B Common Stock or the Series C Common Stock carries any preemptive right enabling a holder to subscribe for or receive shares of stock of the Company of any class or any other securities convertible into shares of stock of the Company. The Board will continue to possess the power to issue shares of authorized but unissued Series A Common Stock, Series B Common Stock, Series C Common Stock and Preferred Stock without further stockholder action.

PREFERRED STOCK

  The Restated Certificate provides that the Board of Directors is authorized to provide for the issuance of shares of Preferred Stock, from time to time, in one or more series and to fix any voting powers, full or limited or none, and the descriptions, preferences and relative, participating, optional or other special rights, applicable to the shares to be included in any such series and any qualifications, limitations or restrictions thereon. On
April 2, 1997, the Company redeemed all of its issued and outstanding Series B Preferred Stock, and no shares of Series B Preferred Stock are outstanding at the date hereof.

  The following description of the Series A Preferred Stock is summarized from, and is qualified in its entirety by reference to, the Restated Certificate and the Certificate of Designation of the Series A Preferred Stock (the "Series A Certificate of Designation").

 Ranking

  The Series A Preferred Stock ranks prior to the Common Stock with respect to dividend rights and rights on liquidation, winding up or dissolution of the Company, and to all other classes and series of equity securities of the Company hereafter issued, other than any class or series of equity securities of the Company expressly designated as being on a parity with (the "Parity Stock") or senior to (the "Senior Stock") the Series A Preferred Stock. Such other classes or series of equity securities of the Company not expressly designated as being on a parity with or senior to the Series A Preferred Stock are referred to hereinafter as "Junior Stock." The rights of holders of shares of Series A Preferred Stock are subordinate to the rights of the Company's general creditors. The Series A Preferred Stock are subject to creation of Senior Stock, Parity Stock and Junior Stock to the extent not expressly prohibited by the Restated Certificate and the Series A Certificate of Designation.

 Dividend Rights

  Holders of Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Company out of funds legally available therefor, cumulative cash dividends at an annual rate of 8%. Dividends on the Series A Preferred Stock are payable quarterly following each quarterly dividend period (a "Dividend Period") on March 15, June 15, September 15 and December 15 of each year.

  No dividends in any form shall be declared or paid or set apart for payment on any Parity Stock or Junior Stock for any Dividend Period unless full dividends on the Series A Preferred Stock for the prior Dividend Period shall have been paid or declared and set aside. No cash dividends shall be declared or paid or set aside for payment on Parity Stock for any Dividend Period unless full cash dividends on the Series A Preferred Stock for the prior Dividend Period shall have been paid or declared and set aside.

  The Company shall not declare or pay any dividend or other distribution (other than in Common Stock or other Junior Stock) with respect to any Junior Stock or Parity Stock, including Common Stock, or redeem or set apart funds for the purchase or redemption of any Junior Stock or Parity Stock through a sinking fund or otherwise, or purchase any shares of its Common Stock, unless and until (i) the Company shall have paid full cash dividends on the Series A Preferred Stock for the most recent Dividend Period, or funds have been paid over to the dividend disbursing agent for the Company for payment of such dividends, and (ii) the Company has declared a cash dividend on the Series A Preferred Stock at the annual dividend rate for the current Dividend Period, and sufficient funds have been paid over to the dividend disbursing agent of the Company for the payment of a cash dividend at the end of such Dividend Period.

  No dividend shall be paid or set aside for holders of the Series A Preferred Stock for any Dividend Period unless full dividends have been paid or set aside for the holders of each class or series of Senior Stock. Therefore, the Company's ability to pay dividends on the Series A Preferred Stock may be subject to prior and superior rights of holders of another class or series of equity securities of the Company. The Company does not currently have outstanding any class or series of Senior Stock.

 Liquidation Preference

  Holders of shares of Series A Preferred Stock then outstanding are entitled to receive the liquidation preference of the Series A Preferred Stock plus an amount per share equal to any dividends accrued but unpaid, without interest, in the event of any liquidation, dissolution or winding up of the Company whether voluntary or involuntary, out of or to the extent of the net assets of the Company legally available for such distribution, before any distributions are made with respect to any Common Stock or any other Junior Stock. If the net liquidation proceeds then available for distribution are insufficient to pay the liquidation preference of the Series A Preferred Stock and any Parity Stock, such proceeds will be distributed on a pro rata basis to the Series A Preferred Stock and Parity Stock. Following payment of such liquidation preferences, the Series A Preferred Stock will not share in any additional net liquidation proceeds.

  Upon any such liquidation, dissolution or winding up of the Company, such preferential amounts with respect to the Series A Preferred Stock and any class or series of Parity Stock if not paid in full shall be distributed pro rata in accordance with the aggregate preferential amounts of the Series A Preferred Stock and such other classes or series of stock, if any.

 Voting Rights of Series A Preferred Stock

  The holders of shares of Series A Preferred Stock are not entitled to any voting rights, except as required by applicable law and as summarized below.

  So long as any shares of the Series A Preferred Stock are outstanding, Times Mirror will not, without the consent of the holders of at least a majority of the outstanding shares of the Series A Preferred Stock, voting together with holders of shares of any Parity Stock upon which like voting rights have been conferred and are exercisable (the "Voting Parity Stock"), voting together as a class, (i) amend, alter or repeal or otherwise change any provision of the Restated Certificate or the Series A Certificate of Designation so as to materially and adversely affect the rights, preferences, power or privileges of the Series A Preferred Stock, or (ii) authorize, create, issue or increase the authorized or issued amount of any class or series of any equity securities of Times Mirror, or any warrants, options or other rights convertible or exchangeable into any class or series of any Senior Stock or Parity Stock of Times Mirror. See "--Ranking" and "--Dividends Rights" above. The creation or issuance of Junior Stock with respect to the payment of dividends, or the distribution of assets upon liquidation, dissolution or winding-up of Times Mirror, or a merger, consolidation, reorganization or other business combination in which Times Mirror is not the surviving entity, or any amendment which increases the number of authorized shares of Series A Preferred Stock or Junior Stock with respect to the payment of dividends, or substitutes the surviving entity in a merger or consolidation for Times Mirror, shall not be considered to be a material and adverse change requiring a separate vote of the holders of the Series A Preferred Stock and Voting Parity Stock.

  At any time that dividends in an amount equal to dividend payments for six Dividend Periods have accrued and remain unpaid, holders of Series A Preferred Stock will have the right to a separate class vote to elect two directors to the Board of Directors of Times Mirror (in addition to the then authorized number of directors) at the next annual meeting of stockholders. Upon payment of all dividend arrearages, holders of Series A Preferred Stock will be divested of such voting rights until any future time when dividends in an amount equal to dividend payments for six Dividend Periods have accrued and remained unpaid. The terms of the special directors will thereupon terminate and the authorized number of directors will be reduced by two.

 Optional Conversion of Series A Preferred Stock

  The Series A Preferred Stock may be converted into Common Stock by Times Mirror or by the holders thereof after the latest to occur of (i) the date on which the assets of either Chandler Trust No. 1 or Chandler Trust No. 2 are distributed to the beneficiaries thereof or (ii) February 1, 2025 (such later date being the "Redeemability Date") at a conversion price measured by the average market value of Series A Common Stock during the 20 trading days prior to the notice of election to convert Series A Preferred Stock. It is not possible to identify the date on which the assets of Chandler Trust No. 1 or Chandler Trust No. 2 may be distributed to their respective beneficiaries as the assets of those trusts are to be distributed upon the death of the last of a list of specified persons. In lieu of such conversion, each of Chandler Trust No. 1 and Chandler Trust No. 2 may elect to exchange shares of Series A Preferred Stock for shares of Series A Common Stock and Series C Common Stock, in the same proportion as its relative ownership of Series A Common Stock and Series C Common Stock immediately prior to such redemption; provided, however, that if the total votes represented by all shares of Common Stock owned by such holder immediately after such exchange (expressed as a percentage of the total voting power of Times Mirror outstanding immediately after such exchange) exceed the greater of (i) the total votes represented by all Common Stock of Times Mirror's predecessor ("Old Times Mirror Common Stock") owned by such holder as of June 5, 1994 (expressed as a percentage of the total voting power of Times Mirror's predecessor outstanding as of June 5, 1994) and (ii) the total votes represented by all Common Stock owned by such holder immediately prior to such exchange (expressed as a percentage of the total voting power of Times Mirror outstanding immediately prior to such exchange), then, with respect to all such excess votes, such holder has agreed that, to the extent any of such excess votes are voted, it will cause such excess votes to be cast on all matters proportionately on the same basis as the other votes cast at a meeting of stockholders of Times Mirror.

CERTAIN PROVISIONS IN THE RESTATED CERTIFICATE AND BYLAWS

  The Restated Certificate and Bylaws of the Company provide for indemnification of directors and officers to the fullest extent permitted by applicable law and contain various anti-takeover provisions intended to
(i) promote stability of the Company's stockholder base and (ii) render more difficult certain unsolicited or hostile attempts to take over the Company which could disrupt the Company, divert the attention of the Company's directors, officers and employees and adversely affect the independence and integrity of the Company's media operations. A summary of the principal anti-takeover provisions is set forth below.

 Classified Board of Directors, Removal of Directors and Related Matters

  Pursuant to the Restated Certificate, the Company's Board of Directors is divided into three classes, each class to consist as nearly as possible of one-third of the Directors. The term of office of each class of Directors expires three years from the year of election. The Restated Certificate also provides that Directors may be removed only for cause and only by a majority of the votes entitled to be cast by the holders of all shares of capital stock entitled to vote generally in the election of Directors (the "Voting Interests"). Additionally, if the proposal to remove a Director is made by or on behalf of a Related Person (as defined below), removal will also require the affirmative vote of a majority of the Voting Interests held by persons other than such Related Person. Thus, a third party seeking to gain control of the Board of Directors may be forced to wait until the expiration of the respective terms of incumbent Directors, unless there were cause and sufficient voting strength to remove a particular Director or Directors.

 Increased Stockholder Vote Required in Certain Business Combinations

  The Restated Certificate requires, subject to certain exceptions summarized below, that any Business Combination (as defined below), be approved by (i) an affirmative vote of the holders of not less than 80% of the Voting Interests (the "80% Voting Requirement") and (ii) the affirmative vote of the holders of a majority of the Disinterested Shares (as defined below). Business Combinations include generally the following: (i) mergers or reorganizations of the Company or its subsidiaries with or into a Related Person (as defined below) or of a Related Person with or into the Company or a subsidiary; (ii) reorganizations that would have the effect of increasing the voting power of a Related Person; (iii) certain acquisitions by the Company or any subsidiary of the Company of securities issued by or assets of a Related Person; and (iv) liquidations, sales or transfers to a Related Person of assets of the Company or one or more of its subsidiaries constituting a substantial part of the Company.

  A Business Combination does not need to satisfy the foregoing approval requirements if the Business Combination has been approved by a majority of the Directors who are unaffiliated with the Related Person and who were members of the Board of Directors before the Company was incorporated in the State of Delaware, or who became a member of the Board before the Related Person became a Related Person (the "Continuing Directors"). Business Combinations in which the stockholders of the Company are to receive cash, securities or other property in exchange for their shares of capital stock do not need to satisfy the 80% Voting Requirement if (i) the value of the consideration meets certain thresholds of fairness, as specified in the Restated Certificate, and (ii) the Business Combination is approved by the affirmative vote of the holders of a majority of the Disinterested Shares.

  As used in the Restated Certificate, a "Related Person" is a person or entity, or an affiliate or associate (as defined in Rule 12b-2 under the Exchange Act) of such person or entity, that beneficially owns, in the aggregate, five percent or more of the outstanding voting interests of the Company; provided, however, the term Related Person does not include (i) any person or entity that beneficially owned five percent or more of the common stock of the Company on the date upon which the Company was incorporated in the State of Delaware, or (ii) any employee benefit plan established to provide benefits for employees of the Company or its subsidiaries, any trust plan thereto, or any trustee or fiduciary when acting in such capacity with respect to any such plan or trust. The term "Disinterested Shares" means, as to any Related Person, shares of the Company's voting stock held by stockholders other than such Related Person.

 Restriction on a Stockholder's Power to Call Stockholders' Meetings and
   Elimination of Right to Act Without a Meeting

  The Restated Certificate provides that a special meeting of stockholders may be called only by the Board of Directors. Furthermore, if a proposal requiring stockholder approval is made by or on behalf of a Related Person or a Director affiliated with a Related Person, the affirmative vote of a majority of the Continuing Directors is also required to call a special meeting of stockholders. The principal effect of this provision is to prevent stockholders from forcing a special meeting to consider a proposal opposed by the Board of Directors.

  The Restated Certificate provides that any action taken by the stockholders of the Company must be effected at an annual or special meeting of stockholders and may not be taken by written consent.

 Procedures for Stockholder Nominations and Proposals

  The Restated Certificate provides that a stockholder must furnish written notice to the Secretary of the Company of any nomination or business proposal to be brought before a stockholders meeting not less than 30 nor more than 60 days prior to the meeting as originally scheduled. In the event that less than 40 days public notice of a meeting date is given by the Company, a stockholder must furnish notice of a nomination or business proposal not later than the close of business on the tenth day following the mailing or the public disclosure of notice of the meeting date. These procedures prohibit last-minute attempts by any stockholder to nominate a Director or present a business proposal at an annual stockholders meeting, even if such a nomination or proposal might be desired by a majority of the stockholders.

 Relevant Factors to be Considered by the Board of Directors

  The Restated Certificate provides that, in evaluating certain proposed business transactions and the best interests of the Company and its stockholders, the Board of Directors shall consider all relevant factors, including but not limited to freedom of the press, the independence and integrity of the Company's media operations, the social and economic effects of the transactions on stockholders, employees, customers, suppliers and other constituents of the Company and its subsidiaries, as well as the effects on the communities in which they operate.

  In providing the Board of Directors with a broader basis for determining the advisability of a proposed transaction, the Restated Certificate gives the Board authority to reject, among other transactions, a proposed acquisition of the Company notwithstanding the fact that the proposal may include favorable economic benefits for the Company's stockholders.

 Amendment of Certain Charter Provisions

  The Restated Certificate provides that any alteration, amendment, repeal or recission (any "Change") of the provisions contained in the Restated Certificate must be approved by a majority of the Directors then in office and by the affirmative vote of the holders of a majority of the Voting Interests, provided, however, that if the proposed Change relates to certain provisions specified in the Restated Certificate, then any such Change must also be approved either (a) by a majority of the authorized number of Directors and, if one or more Related Persons exist, by a majority of the Directors who are Continuing Directors with respect to all Related Persons, or (b) by the affirmative vote of the holders of not less than 80% of the Voting Interests and, if the Change is proposed by or on behalf of a Related Person or a Director affiliated with a Related Person, by affirmative vote of a majority of the Voting Interests represented by Disinterested Shares.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following summary of United States federal income tax considerations is based on current law, regulations and judicial and administrative interpretations thereof, all of which are subject to change. The discussion addresses only LYONs held as capital assets by initial Holders who acquired the LYONs at their issue price and does not deal with special situations, such as those of insurance companies, tax-exempt organizations, individual retirement and other tax-deferred accounts, financial institutions, broker-dealers, foreign corporations and individuals who are not citizens or residents of the United States.

  PERSONS CONSIDERING THE PURCHASE, OWNERSHIP, CONVERSION OR OTHER DISPOSITION OF LYONS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES AND THE CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

  The Company has been advised by its counsel, Gibson, Dunn & Crutcher LLP, that in such counsel's opinion the LYONs will be treated as indebtedness for United States federal income tax purposes. Counsel has further advised the Company that it is counsel's opinion that, while the following does not purport to discuss all tax matters relating to the LYONs, based upon the LYONs being treated as indebtedness, the following are the material federal income tax consequences of the ownership and conversion or disposition of the LYONs, subject to the qualifications set forth above.

ORIGINAL ISSUE DISCOUNT

  The LYONs were issued at a substantial discount from their principal amount at maturity. For United States federal income tax purposes, the difference between the issue price (the initial price at which a substantial number of the LYONs were sold for money) and the stated principal amount at maturity of each LYON constitutes Original Issue Discount. Holders of the LYONs are required to include Original Issue Discount in income periodically over the term of the LYONs before receipt of the cash or other payment attributable to such income.

  A Holder of a LYON must include in gross income for federal income tax purposes the sum of the daily portions of Original Issue Discount with respect to the LYON for each day during the taxable year or portion of a taxable year on which such Holder holds the LYON ("Accrued Original Issue Discount"). The daily portion is determined by allocating to each day of the accrual period a pro rata portion of an amount equal to the adjusted issue price of the LYON at the beginning of the accrual period multiplied by the yield to maturity of the LYON (determined by compounding at the close of each accrual period and adjusted for the length of the accrual period). The accrual period of a LYON may be of any length and may vary in length over the term of the LYON, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs at the end of an accrual period or on the first day of an accrual period. The adjusted issue price of the LYON at the start of any accrual period is the issue price of the LYON increased by the Accrued Original Issue Discount for each prior accrual period. Under these rules, Holders will have to include in gross income increasingly greater amounts of Original Issue Discount in each successive accrual period. Any amount included in income as Original Issue Discount will increase a Holder's tax basis in the LYON.

  The Company is required to furnish annually to the Internal Revenue Service and to certain noncorporate Holders information regarding the amount of the Original Issue Discount attributable to that year. For this purpose, the Company will use a six-month accrual period which ends on the day in each calendar year corresponding to the maturity day of the LYON or the date six months before such maturity date.

DISPOSITION OR CONVERSION

  Except as described below, gain or loss upon a sale or other disposition of a LYON will generally be capital gain or loss (which will be long term if the LYON is held for more than one year). Net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income.

  A Holder's conversion of a LYON into Common Stock is generally not a taxable event (except with respect to cash received in lieu of a fractional share). The Holder's obligation to include in gross income the daily portions of Original Issue Discount with respect to a LYON will terminate prospectively on the date of conversion. The Holder's basis in the Common Stock received on conversion of a LYON will be the same as the Holder's basis in the LYON at the time of conversion (exclusive of any tax basis allocable to a fractional share), and the holding period for the Common Stock received on conversion will include the holding period of the LYON converted (assuming each is held as a capital asset), except that the Holder's holding period for Common Stock allocable to Accrued Original Issue Discount may commence on the day following the date of conversion. Gain or loss upon a sale or other disposition of the Common Stock received on conversion of a LYON will be capital gain or loss if the Common Stock is a capital asset in the hands of the Holder.

  If the Holder elects to exercise his option to tender the LYON to the Company on a Purchase Date and the Company issues Common Stock in satisfaction of all or part of the Purchase Price, the exchange of the LYON for Common Stock should qualify as a reorganization or an otherwise nontaxable transaction for federal income tax purposes. If the Purchase Price is paid solely in Common Stock, neither gain nor loss would generally be recognized by the Holder, except as described below with respect to a fractional share. If the Purchase Price is paid in a combination of shares of Common Stock and cash (other than cash received in lieu of a fractional share), gain (but not loss) realized by the Holder would be recognized, but only to the extent such gain does not exceed such cash. A Holder's tax basis in the Common Stock received in the exchange will be the same as the Holder's tax basis in the LYON tendered to the Company in exchange therefor (exclusive of any tax basis allocable to a fractional share interest as described below), decreased by the amount of cash (other than cash received in lieu of a fractional share), if any, received in exchange and increased by the amount of any gain recognized by the Holder on the exchange (other than gain with respect to a fractional share). The holding period for Common Stock received in the exchange will include the holding period for the LYON tendered to the Company in exchange therefor (assuming each is held as a capital asset), except that the holding period for Common Stock allocable to Accrued Original Issue Discount may commence on the day following the Purchase Date.

  Under the current advance ruling policy of the Internal Revenue Service, cash received in lieu of a fractional share of Common Stock upon conversion of a LYON or upon a tender of a LYON to the Company on a Purchase Date should be treated as a payment in exchange for such fractional share. Accordingly, if such Common Stock is a capital asset in the hands of the Holder, the receipt of cash in lieu of a fractional share of Common Stock should generally result in capital gain or loss, if any, measured by the difference between the cash received for the fractional share and the Holder's basis in the fractional share.

  If the Holder elects to exercise his option to tender the LYONs to the Company on a Purchase Date or a Change in Control Purchase Date or if a Holder exercises the conversion right and the Company delivers cash in satisfaction of the purchase price or the conversion right, such an exchange would be a taxable sale. The Holder would recognize gain or loss upon the sale, measured by the difference between the amount of cash transferred by the Company to the Holder and the Holder's basis in the tendered LYON. Gain or loss recognized by the Holder would be capital gain or loss.

  If a Holder sells a LYON in the market, it will be a taxable sale with the same results as a tender to the Company with a payment in cash.

  Gain or loss upon a sale or other disposition of the Common Stock received upon conversion of a LYON or in satisfaction of the Purchase Price of a LYON tendered to the Company generally will be capital gain or loss if the Common Stock is held as a capital asset (which gain or loss will be long-term if the holding period for such Common Stock is more than one year).

CONSTRUCTIVE DIVIDEND

  If at any time the Company makes a distribution of property to its shareholders that would be taxable to such shareholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the LYONs, the conversion rate of the LYONs is increased, such increase may be deemed to be the payment of a taxable dividend to Holders of the LYONs. For example, an increase in the conversion rate in the event of distributions of evidences of indebtedness or assets of the Company or an increase in the event of an Extraordinary Cash Dividend will generally result in deemed dividend treatment to Holders of the LYONs, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for Common Stock will not. See "Description of LYONs-- Conversion Rights."

TAX EVENT

  On December 7, 1995, the U.S. Treasury Department proposed a series of tax law changes that would, among other things, prevent corporations from deducting interest (including original issue discount) on debt instruments convertible into equity of the issuer or a related party until the taxable year in which such interest is paid in cash or other property (other than obligations or equity of the issuer or a related party or cash or other property the amount of which is determined by reference to the value of equity of the issuer or related party).

This proposal, if enacted and made applicable to the LYONs, would prevent the Company from deducting interest (including original issue discount) payable on the LYONs on a current accrual basis for United States federal income tax purposes and could cause some or all of the interest (including original issue discount) payable on the LYONs to fail to be deductible by the Company under any other method for United States federal income tax purposes. The President's 1998 budget proposals, submitted to Congress on February 6, 1997, modified this potential change in tax law to apply to debt instruments issued on or after the date of first committee action. The Company cannot predict whether or not these proposed tax law changes will ultimately become law. If legislation is enacted limiting, in whole or in part, the ability of the Company to either (i) deduct the interest (including original issue discount) payable on the LYONs on a current accrual basis or (ii) deduct the interest (including original issue discount) payable on the LYONs under any other method for United States federal income tax purposes, such enactment would result in a Tax Event and the terms of the LYONs would be subject to modification at the option of the Company as described above. The modification of the terms of LYONs by the Company upon a Tax Event as described above could possibly alter the timing of income recognition by holders of the LYONs with respect to the semiannual payments of interest due on the LYONs after the Option Exercise Date. See "Description of LYONs--Optional Conversion to Semiannual Coupon Note upon Tax Event."

                                SELLING HOLDERS

  The LYONs were originally issued by the Company and sold by Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), in a transaction exempt from the registration requirements of the Securities Act, to persons reasonably believed by Merrill Lynch to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) or other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or in transactions complying with the provisions of Regulation S under the Securities Act. The Selling Holders (which term includes their transferees, pledges, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the LYONs and Series A Common Stock issued upon conversion of the LYONs.

  The following table sets forth information with respect to the Selling Holders and the respective principal amounts of LYONs beneficially owned by each Selling Holder. Such information has been obtained from the Selling Holders. Except as otherwise disclosed herein, none of the Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Holders may offer all or some portion of the LYONs or the Series A Common Stock issuable upon conversion thereof pursuant to this Prospectus, no estimate can be given as to the amount of the LYONs or the Series A Common Stock issuable upon conversion thereof that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their LYONs, since the date on which they provided the information regarding their LYONs, in transactions exempt from the registration requirements of the Securities Act.

                      PRINCIPAL AMOUNT OF
                      LYONS BENEFICIALLY
                      OWNED AND THAT MAY
      SELLING HOLDER   BE OFFERED HEREBY
      --------------  -------------------
                              --
                              --

--------
( ) Merrill Lynch was the initial purchaser of the LYONs.

                             PLAN OF DISTRIBUTION

  The LYONs may be offered for sale and sold by the several Selling Holders in one or more transactions, including block transactions, at a fixed price or prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices determined on a negotiated or competitive bid basis. LYONs may be sold by a Selling Holder directly, through agents designated from time to time or to or through broker-dealers designated from time to time, or by such other means as may be specified in the applicable Prospectus Supplement.

  LYONs may be sold through a broker-dealer acting as agent or broker for the Selling Holders or to a broker-dealer acting as principal. In the latter case, the broker-dealer may then resell such LYONs to the public at varying prices to be determined by such broker-dealer at the time of resale.

  The Selling Holders and any agents or broker-dealers that participate with the Selling Holders in the distribution of any of the LYONs may be deemed to be "underwriters" within the meaning of the Securities Act, and any discount or commission received by them and any profit on the resale of the LYONs purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

  To the extent required, the number of LYONs to be sold, certain information relating to the Selling Holders, the purchase price, the public offering price, if applicable, the name of any underwriter, agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such underwriters, agents or broker-dealers with respect to a particular offering will be set forth in an accompanying Prospectus Supplement.

                             CERTAIN LEGAL MATTERS

  The validity of the LYONs and of the shares of Series A Common Stock issuable upon conversion thereof was passed upon for the Company by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

                                    EXPERTS

  The consolidated financial statements of The Times Mirror Company appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH OTHER INFORMA-TION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY UNDERWRITER OR ANY OF THEIR RESPECTIVE AFFILIATES. THIS PRO-SPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   3
Incorporation of Certain Documents by Reference............................   3
The Company................................................................   4
Use of Proceeds............................................................   4
Ratio of Earnings to Fixed Charges.........................................   4
Price Range of Series A Common Stock and Dividend Policy...................   5
Description of LYONs.......................................................   6
Description of Capital Stock...............................................  20
Certain Federal Income Tax Considerations..................................  26
Selling Holders............................................................  29
Plan of Distribution.......................................................  30
Certain Legal Matters......................................................  30
Experts....................................................................  30

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------



                      [LOGO OF THE TIMES MIRROR COMPANY]

                           THE TIMES MIRROR COMPANY

                                 $500,000,000

                    LIQUID YIELD OPTION(TM) NOTES DUE 2017
                          (ZERO COUPON--SUBORDINATED)



                               ----------------

                                  PROSPECTUS

                               ----------------


                                       , 1997

                  (TM)TRADEMARK OF MERRILL LYNCH & CO., INC.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

  The following are the estimated expenses of the issuance and distribution of the securities being registered, all of which will be paid by the Registrant.

      Registration fee................................................ $ 59,252
      Blue Sky fees and expenses......................................    5,000
      Printing expenses...............................................   15,000
      Legal fees and expenses.........................................   10,000
      Accounting fees and expenses....................................    5,000
      Trustee's fees and expenses (including counsel fees)............   10,000
      Miscellaneous...................................................    5,000
                                                                       --------
          Total....................................................... $109,252
                                                                       ========

--------
* All amounts are estimated except the Commission's registration fee.

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Pursuant to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "GCL"), the Amended and Restated Certificate of Incorporation of Times Mirror eliminates the liability of directors of Times Mirror to Times Mirror or its stockholders for breach of fiduciary duties as a director, except for liabilities related to breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and certain other liabilities.

  As permitted by Section 145 of the GCL, Article VII, Section 1 of the Bylaws of Times Mirror provides for the indemnification of its directors, officers, and employees against expenses actually and reasonably incurred in connection with certain stated proceedings and under certain stated conditions.

ITEM 16. EXHIBITS

 EXHIBIT NO.                            DESCRIPTION
 -----------                            -----------
  4.1        Form of Liquid Yield Option(TM) Note (included in Exhibit 4.6 to this Registration Statement).
  4.2        Amended and Restated Certificate of Incorporation of The Times
              Mirror Company.*
  4.3        Certificate of Amendment of Restated Certificate of Incorporation
              of The Times Mirror Company (formerly New TMC Inc.).*
  4.4        Certificate of Designation of Series C Common Stock, par value
              $1.00 per share, of The Times Mirror Company (formerly New TMC
              Inc.).*
  4.5        Bylaws of The Times Mirror Company.**
  4.6        Indenture between the Company and Citibank, N.A., as Trustee.***
  4.6        Certificate of Designation with respect to Preferred Stock.**
  5          Opinion of Gibson, Dunn & Crutcher LLP regarding the legality of securities being registered.
  8          Tax opinion of Gibson, Dunn & Crutcher LLP.
 10          Registration Rights Agreement between the Company and Merrill
              Lynch & Co.***

 EXHIBIT NO.                            DESCRIPTION
 -----------                            -----------
 12          Computation of Ratio of Earnings to Fixed Charges.
 23.1        Consent of Ernst & Young LLP, Independent Auditors.
 23.2        Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5 to this Registration Statement).
 23.3        Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 8 to this Registration Statement).
 24          Powers of Attorney (included on pages II-4 and II-5 of this
              Registration Statement).
 25          Statement of Eligibility of Trustee on Form T-1.

--------
  * Filed as an exhibit to the Registrant's Registration Statement on Form S-4 of the Registrant (File No. 33-87482) and incorporated herein by reference.
 ** Filed as an exhibit to the Registrant's Registration Statement on Form S-3 (File No. 33-62165) and incorporated herein by reference.
*** Filed as an exhibit to the Registrant's Current Report on Form 8-K dated April 17, 1997 and incorporated herein by reference.

ITEM 17. UNDERTAKINGS. The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 and Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

  (2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (6) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on July 2, 1997.

                                          THE TIMES MIRROR COMPANY

                                                 /s/ Thomas Unterman
                                          By: _________________________________
                                                     Thomas Unterman
                                             Senior Vice President and Chief
                                                    Financial Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark H. Willes, Thomas Unterman and Kathleen G. McGuinness, and each of them, as his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their capacities and on the dates indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
        /s/ Mark H. Willes           Chairman of the Board,           July 2, 1997
____________________________________  President and Chief
           Mark H. Willes             Executive Officer
                                      (Principal Executive
                                      Officer)

       /s/ Thomas Unterman           Senior Vice President and        July 2, 1997
____________________________________  Chief Financial Officer
          Thomas Unterman             (Principal Financial and
                                      Accounting Officer)

   /s/ Richard T. Schlosberg III     Executive Vice President and     July 2, 1997
____________________________________  Director
     Richard T. Schlosberg III

    /s/ C. Michael Armstrong                   Director               July 2, 1997
____________________________________
       C. Michael Armstrong

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
 /s/ Gwendolyn Garland Babcock                 Director               July 2, 1997
____________________________________
     Gwendolyn Garland Babcock
        /s/ Donald R. Beall                    Director               July 2, 1997
____________________________________
          Donald R. Beall
         /s/ John E. Bryson                    Director               July 2, 1997
____________________________________
           John E. Bryson
         /s/ Bruce Chandler                    Director               July 2, 1997
____________________________________
           Bruce Chandler
         /s/ Otis Chandler                     Director               July 2, 1997
____________________________________
           Otis Chandler
        /s/ Robert F. Erburu                   Director               July 2, 1997
____________________________________
          Robert F. Erburu
      /s/ Clayton W. Frye, Jr.                 Director               July 2, 1997
____________________________________
        Clayton W. Frye, Jr.
        /s/ David Laventhol                    Director               July 2, 1997
____________________________________
          David Laventhol
   /s/ Dr. Alfred E. Osborne, Jr.              Director               July 2, 1997
____________________________________
     Dr. Alfred E. Osborne, Jr.
         /s/ Joan A. Payden                    Director               July 2, 1997
____________________________________
           Joan A. Payden
     /s/ William Stinehart, Jr.                Director               July 2, 1997
____________________________________
       William Stinehart, Jr.
       /s/ Harold M. Williams                  Director               July 2, 1997
____________________________________
         Harold M. Williams
      /s/ Warren B. Williamson                 Director               July 2, 1997
____________________________________
        Warren B. Williamson
       /s/ Dr. Edward Zapanta                  Director               July 2, 1997
____________________________________
         Dr. Edward Zapanta

                                 EXHIBIT INDEX

 EXHIBIT NO.                            DESCRIPTION
 -----------                            -----------
  4.1        Form of Liquid Yield Option(TM) Note (included in Exhibit 4.6 to this Registration Statement).
  4.2        Amended and Restated Certificate of Incorporation of The Times
              Mirror Company.*
  4.3        Certificate of Amendment of Restated Certificate of Incorporation
              of The Times Mirror Company (formerly New TMC Inc.).*
  4.4        Certificate of Designation of Series C Common Stock, par value
              $1.00 per share, of The Times Mirror Company (formerly New TMC
              Inc.).*
  4.5        Bylaws of The Times Mirror Company.**
  4.6        Indenture between the Company and Citibank, N.A., as Trustee.***
  4.6        Certificate of Designation with respect to Preferred Stock.**
  5          Opinion of Gibson, Dunn & Crutcher LLP regarding the legality of securities being registered.
  8          Tax opinion of Gibson, Dunn & Crutcher LLP.
 10          Registration Rights Agreement between the Company and Merrill
              Lynch & Co.***
 12          Computation of Ratio of Earnings to Fixed Charges.
 23.1        Consent of Ernst & Young LLP, Independent Auditors.
 23.2        Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5 to this Registration Statement).
 23.3        Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 8 to this Registration Statement).
 24          Powers of Attorney (included on pages II-4 and II-5 of this
              Registration Statement).
 25          Statement of Eligibility of Trustee on Form T-1.

--------
  * Filed as an exhibit to the Registrant's Registration Statement on Form S-4 of the Registrant (File No. 33-87482) and incorporated herein by reference.
 ** Filed as an exhibit to the Registrant's Registration Statement on Form S-3 (File No. 33-62165) and incorporated herein by reference.
*** Filed as an exhibit to the Registrant's Current Report on Form 8-K dated April 15, 1997 and incorporated herein by reference.